Exhibit 2.3

December 14, 2006

Asset Sale and Purchase Agreement
relating to
certain assets of McMurdo Limited’s marine business

McMurdo Limited (1)
Signature Industries Limited (2)
Digital Angel Corporation (3) and
Chemring Group Plc (4)

Bond Pearce LLP
Tel:+44 (0)845 415 0000
www.bondpearce.com

This Agreement is dated December 14, 2006

Parties

(1)	McMurdo Limited, a company incorporated in England (registered number 746603) whose registered office is at 1650 Parkway, Whiteley, Fareham, Hampshire PO15 7AH (the Seller).

(2)	Signature Industries Limited, a company incorporated in England (registered number 02800561) whose registered office is at Tom Cribb Road, Thamesmead, London SE28 0BH (the Buyer).

(3)	Digital Angel Corporation, a company incorporated under the laws of the state of Delaware USA whose registered office is at 490 Villaume Avenue, South St. Paul, Minnesota 55075-2443, USA (DA).

(4)	Chemring Group Plc, a company incorporated in England (registered number 86662) whose registered office is 1650 Parkway, Whiteley, Fareham, Hampshire, PO15 7AH (CG).

Agreed terms:

1	Definitions and interpretation

1.1	In this Agreement, unless the context otherwise requires, the following words will have the following meanings:

Accounting Date	31 October 2005;
Accounts	the audited financial statements of the Seller for the accounting reference period ended on the Accounting Date comprising a balance sheet, profit and loss account, notes, the directors’ and auditors’ reports a copy of which is attached to the Disclosure Letter;

Actual Plant Value	the aggregate value of the Plant as shown in the Completion Statement as agreed or determined in accordance with Schedule 12;
Actual S&P Value	the aggregate of the Actual Plant Value and the Actual Stock Value;
Actual Stock Value	the aggregate value of the Stock as shown in the Completion Statement as agreed or determined in accordance with Schedule 12;
AIS Business	the business of the design, manufacture and sale of the AIS Products carried on by the Seller at the Transfer Date;
AIS Contracts	those contracts, engagements or orders entered into on or prior to the Transfer Date by or on behalf of the Seller with customers for the sale, loan or hire of goods or equipment or provision of services by the Seller in connection with the AIS Business;

AIS Products	MT-1 transponder, MT-1 VDU Display, MT-2 transponder and M-2 Minimum Keyboard Display;
Anniversary Adjustment	the Unused Stock Value less the Zero Valued Used Stock Value;

Anniversary Date	the first anniversary of the Completion Date;
Anniversary Statement	the anniversary statement prepared in accordance with clause 4.5 and Schedule 12;
Assets	the assets of the Business agreed to be sold and purchased pursuant to this Agreement as described in clause 2.1;
Book Debts	all trade and other debts owing to the Seller on the Transfer Date;
Business	the business of the design, manufacture and sale of the Products carried on by the Seller at the Transfer Date;
Business Contracts	the Customer Contracts, Supplier Contracts, IP Licences and the Leasing/Hire Agreements;
Business Day	any day which is not a Saturday, a Sunday or a bank or public holiday in England and Wales;
Business Information	all information, documentation, papers, books, records, know-how and techniques (whether or not confidential and in whatever form held) (if any) which exclusively relate to:

(a) all or any part of the Business and Assets (including all books, accounts, credit reports, price lists, cost records, warranty records, work tickets, catalogues, certificates of title (including all correspondence with the patent and trade mark agents relating to any registered Business Intellectual Property and all registration certificates therefor);

(b) any products or services rendered by the Business (including formulae, designs, processes, specifications, drawings, data, manuals or instructions, plans, product descriptions, user or test reports, type approval papers or certificates, instructional and promotional material and other technical material together with any plates, blocks, negatives and similar material relating thereto);

(c) any products or processes which are or were the subject of any research or development undertaken exclusively by the Business (whether or not completed or abandoned);

(d) the operations, management, administration, or financial affairs of the Business (including all employee records and interview records; and

(e) the sale or marketing of any of the products manufactured and/or sold or services rendered by the Business including, without limitation, all customer and supplier names and lists, sales advertising and marketing information (including without limitation, targets, sales and market share statistics, market surveys and reports on research and terms and conditions of sale or supply), type approvals, licences and national or local authorisations in respect of the Products;

Business Intellectual Property	all Intellectual Property owned or lawfully used by the Seller exclusively in connection with the Business as carried on by the Seller as at the Transfer Date including:-

(a) those items of registered Intellectual Property (and applications therefor) described in Schedule 8;

(b) the Business Information; and

(c) the Business Name

but excluding without limitation any Business Intellectual Property relating to the Computer System.

Business Name	‘McMurdo’ (subject always to the terms of the Connectors Licence), ‘McMurdo Marine’ and ‘Nova Marine Systems’;
Buyer’s Group	the Buyer, its holding company and all companies and undertakings which now or in the future become subsidiaries or subsidiary undertakings of the Buyer or of any such holding company;
Buyer’s Solicitors	Kimbells LLP, Power House, Harrison Close, Knowlhill, Milton Keynes MK5 8PA;
CAA	the Capital Allowances Act 2001;
Completion	completion of the sale and purchase of the Business and the Assets in accordance with clause 8;
Completion Date	(subject to clause 5.5) the date which is the earlier of:

(a) 5 Business Days after notice has been given in accordance with clause 5.2 by the relevant Party that the last unsatisfied Condition has been satisfied; and

(b) 5 Business Days after the Buyer has waived the last unsatisfied Condition or Conditions in accordance with clause 5.4 or such other date as the Buyer and the Seller may agree;

Completion Statement	the completion statement prepared in accordance with the clause 4.1 and Schedule 12;
Computer System	all computer hardware and associated peripheral equipment, software, networks and technical and other documentation related thereto owned or used by the Business including all arrangements relating to the provision of maintenance and support, security, disaster recovery, facilities management, bureau and on-line services to the Business;

Conditions	the conditions precedent set out in clause 5.1;
Connectors Licence	the trade mark licence dated 18 June 1998 between the Seller (1) and ITW Limited (2), a copy of which is at Folder 2a Section 14a of the Disclosure Bundle;

Connectors Novation	the deed of novation in the agreed form to be entered into between the Seller (1), ITW Limited (2) and the Buyer (3);
Creditors	all trade and other debts, accrued charges and all other amounts owing by the Seller in connection with the Business on the Transfer Date;
Customers	the persons, firms or companies who or which were either at the Transfer Date or during the period of 12 months prior to the Transfer Date a customer of the Business;
Customer Contracts	those contracts, engagements or orders entered into on or prior to the Transfer Date by or on behalf of the Seller with customers for the sale, loan or hire of goods or equipment or provision of services by the Seller in connection with and in the ordinary course of the Business which at the Transfer Date remain to be performed in whole or in part by the Seller being those contracts listed in Schedule 5 and any further such contracts entered into after or on today’s date. For the avoidance of doubt this excludes the AIS Contracts and the RNLI Contract;

Deferred Price	the further price, if any, payable by the Buyer for the Goodwill calculated in accordance with Schedule 9;
Deposit	has the meaning given in clause 3.2.1;
Disclosure Bundle	has the meaning given in the Disclosure Letter;
Disclosure Letter	a letter dated the same date as this Agreement from the Seller to the Buyer;
Employees	the persons whose names are set out in Schedule 4;
Escrow Agents	the Buyer’s Solicitors and the Seller’s Solicitors;
Escrow Bank	National Westminster Bank plc, Milton Keynes;
Escrow Letter	the letter, in the agreed form, to be signed by the parties instructing and authorising the Escrow Agents to establish and operate the Retention Account;
Excluded Assets	the following assets which are excluded from the sale to the Buyer under this Agreement: (i) the Retained Business; (ii) the Book Debts; (iii) the statutory books of the Seller; (iv) cash in hand or at the bank and all cheques and other securities representing the same; (v) any right to use or continue to use after Completion any trade or service name or mark of the Seller or any member of the Seller’s Group other than the Business Names; (vi) the Property; (vii) the Computer System; (viii) items of plant and equipment used by the Seller in both the Business and the AIS Business; and (ix) all assets, property rights and other interests of the Seller other than the Assets;

Expert	has the meaning given in clause 11.4;

Goodwill	the goodwill custom and connection of the Seller exclusively in relation to the Business together with the exclusive right for the Buyer and its successors and assigns to carry on the Business and use the Business Names respectively to represent themselves as carrying on the Business in succession to the Seller;

Guaranteed Agreements	has the meaning given in clause 21.1
HBoS Release	the release from HBoS in the agreed form;
Initial Price	the sum of £3,117,020;
Initial Plant Value	the amount specified in Schedule 1 as being that part of the Initial Price apportioned to the Plant;
Initial S&P Value	the aggregate of the Initial Plant Value and the Initial Stock Value;
Initial Stock Value	the amount specified in Schedule 1 as being that part of the Initial Price apportioned to the Stock;
Intellectual Property	patents, know-how, goodwill, registered and unregistered trademarks and service marks, domain names, registered designs, design rights, utility models, copyright (including all such rights in computer software, information and any databases), database rights, moral rights and topography rights, trade secret and other similar confidential information, rights in the nature of unfair competition rights and right to sue for passing off and any other similar intellectual or commercial right (in each case whether or not registered or registrable for the full period thereof and all extensions and renewals thereof), applications for any of the foregoing and the right to apply for any of the foregoing in any part of the world and any similar rights situated in any country;

Interest Rate	means 2% above the base rate of the Bank of England from time to time;
IP Licences	means, save for any which are incorporated into Customer Contracts or Supplier Contracts, any licences, authorisations and permissions in any form whatsoever whether express or implied, written or unwritten (a) pertaining to the use, enjoyment and exploitation by the Seller of any Business Intellectual Property in connection with the Business as carried on at the Transfer Date, or (b) granted by the Seller to any third party including a member of the Seller’s Group in the course of the Business pertaining to the use, enjoyment and exploitation by such third party of any Business Intellectual Property together with any other such licences entered into on or after today’s date;

Leasing/Hire Agreements	those leasing and hire agreements entered into on or prior to the Transfer Date by or on behalf of the Seller for the lease or hire of equipment exclusively in connection with and in the ordinary course of the Business which at the Transfer Date remain to be performed in whole or in part being those contracts listed in Schedule 11 and any other leasing or hire agreements entered into on or after today’s date by the Seller exclusively in connection with the Business;

Legal Opinion	the legal opinion in agreed form given in relation to DA entering into this Agreement;
Licence	has the meaning given in clause 12.1;
Management Accounts	the accounts comprising a balance sheet as at 24 November 2006 and a profit and loss account for the period which commenced on 1 August 2006 and ended on 24 November 2006, a copy of which is annexed to the Disclosure Letter;

Mandate Letters	letters from the Buyer’s Solicitors and the Seller’s Solicitors to the Escrow Bank in the agreed form;
NAV 7 Licence	the ip licence relating to the NAV7 casings and related tooling to be entered into between the Seller (1) and the Buyer (2) in the agreed form;
Novation Agreement	the novation agreement to be entered into by the Parties in the agreed form;
Parties	the parties to this Agreement (and Party means any of them depending on the context);
Patent Assignment	the patent assignment in the agreed form to be entered into between the Seller (1) and the Buyer (2);
Plant	the plant, equipment (including items of office equipment used by Employees on a day to day basis other than any such items which relate to the Computer System) and machinery wherever situate, including tools and jigs in the possession of suppliers, belonging to the Seller and used exclusively in connection with the Business being those items listed in Schedule 10 together with any other such items acquired by the Seller after today’s date but before Completion and less any items on such list which are disposed of by the Seller after today’s date but before Completion;

Post Exchange Breach	has the meaning given in clause 10.6;
Price	the total purchase price payable by the Buyer to the Seller as referred to in clause 3.1;
Products	the products listed at Schedule 7;
Property	the property known as Silver Point, Airport Service Road, Portsmouth PO3 5PB and any part or parts thereof;
Retained Business	any businesses (other than the Business) carried on or previously carried on by the Seller (including the AIS Business and the carrying out of its obligations pursuant to the RNLI Contract);
Retention	has the meaning given in clause 3.2.3;
Retention Account	the joint interest bearing account to be established in accordance with the Escrow Letter;
Retention Account Opening Form	the form opening the Retention Account in the agreed form;

RNLI Contract	the development and licensing agreement dated 19 September 2005 between the Seller (1) and RNLI (2) , a copy of which is at Folder 2a, Section 8 of the Disclosure Bundle;
Seller’s Solicitors Account	the Seller’s Solicitors client account held at Lloyds TSB Bank plc, sort code 30-96-68, account number 01364135 (or such other account as the Seller may notify the Buyer in writing);
Security Interest	any encumbrance, mortgage, charge, assignment for the purpose of security, pledge, lien, right of set-off, retention of title or hypothecation for the purpose, or which has the effect, of granting security interest of any kind whatsoever and any agreement, whether conditional or otherwise, to create any of the foregoing;

Seller’s Group	the Seller, its holding company and all companies and undertakings which now or in the future become subsidiaries or subsidiary undertakings of the Seller or of any such holding company;
Seller’s Scheme	the pension scheme known as the Chemring Group Staff Pension Scheme;
Seller’s Solicitors	Bond Pearce LLP of Oceana House, 39-49 Commercial Road, Southampton SO15 1GA;
Special Provisions Order	the VAT (Special Provisions) Order 1995 SI 1995/1268;
Stock	the stock-in-trade exclusively relating to the Business at the Transfer Date including (without limitation) raw materials, goods and other assets purchased for resale, stores, component parts, work in progress, together with finished products all exclusively relating to the Business, including those items listed in Schedule 14 (to the extent they have not been used or otherwise disposed of by the Buyer after today’s date);

Supplier Contracts	those contracts, engagements or orders entered into on or prior to the Transfer Date by or on behalf of the Seller for the supply or sale of goods or services to the Seller exclusively in connection with and in the ordinary course of the Business which at the Transfer Date remain to be performed in whole or in part including those contracts listed in Schedule 6. For the avoidance of doubt this excludes any contracts between the Seller and a third party supplier which relate to services provided by the Seller to the Buyer under the Transitional Services Agreement;

Tax or Taxation	all taxes, levies, duties, imposts, charges, contributions and withholdings of any nature whatsoever or wheresoever imposed and all penalties, fines, charges, surcharges and interest relating thereto;
Trade Mark Assignment	the trade mark assignment in the agreed form to be entered into between the Seller (1) and the Buyer (2)
Transfer Date	the close of business on the Completion Date;
Transitional Services Agreement	an agreement in respect of certain transitional services between the Seller and the Buyer in the agreed form;

TULRA	the Trade Union and Labour Relations (Consolidation) Act 1992;
TUPE	the Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended);
Unused Stock	items of Stock which have not been used or otherwise disposed of by the Buyer by the Anniversary Date;
Unused Stock Value	the aggregate value of the Unused Stock as shown in the Anniversary Statement as agreed or determined in accordance with Schedule 12 and clause 4.10;
US Coastguard Contract	US Coast Guard contract ref HSCG 23-06-R-DNQ159 dated 27 September 2006 between United States Coast Guard (1) and the Seller (2) a copy of which is at Folder 2a, Section 6 of the Disclosure Bundle;
VAT	Value Added Tax or any equivalent tax outside of the United Kingdom;
VATA	Valued Added Tax Act 1994;
Warranties	the warranties set out in clause 10 and Schedule 2.
Zero Valued Used Stock	items of Stock which were given a value of zero when calculating the Actual Stock Value and which have been used by the Buyer after Completion;
Zero Valued Used Stock Value	the aggregate value of the Zero Valued Used Stock as shown in the Anniversary Statement as agreed or determined in accordance with Schedule 12 and clause 4.10;

1.2	In this Agreement, unless the context requires otherwise:

1.2.1	a document in the agreed form is a document which has been agreed by the parties before today’s date and which has been initialled by them or on their behalf for identification;

1.2.2	references to a Clause or Schedule are to a clause of or a schedule to this Agreement; references to this Agreement include its schedules; and references in a Schedule to a paragraph are to a paragraph of that Schedule;

1.2.3	all words and terms defined in a Schedule have the same meaning when used elsewhere in this Agreement;

1.2.4	references to this Agreement or any other document are to this Agreement or that document as amended from time to time;

1.2.5	the singular includes the plural and vice versa; references to any gender include every gender, and references to persons include corporations, partnerships and other unincorporated associations or bodies of persons;

1.2.6	all headings are for convenience, have no legal effect and should be ignored in the interpretation of this Agreement;

1.2.7	the words other, including and in particular do not limit the generality of any preceding words;

1.2.8	any obligation not to do anything is deemed to include an obligation not to suffer, permit or cause that thing to be done if it is within the power of the relevant person to prevent that thing being done;

1.2.9	agreements includes any agreement, arrangement, contract, commitment, scheme or understanding whether legally binding or not and references to being party to an agreement will be construed accordingly;

1.2.10	enactment means any statute or statutory provision (of the United Kingdom or elsewhere) and any subordinate legislation made under any statute or statutory provision;

1.2.11	a reference to any enactment includes a reference to:

(a)	any enactment which that enactment has directly or indirectly replaced (with or without modification); and

(b)	that enactment as re-enacted, replaced or modified at any time except to the extent that the liability of any party would be increased or extended as a result.

1.2.12	subsidiary and holding company have the meanings given to them by section 736 Companies Act 1985 and subsidiary undertaking and parent undertaking will have the meanings given to them by section 258 Companies Act 1985; and

1.2.13	associate has the meaning given to it by section 435 Insolvency Act 1986 and a person is regarded as associated with any person which is an associate of his and with any company of which any director is an associate of his.

2	Agreement to Sell and Purchase

2.1	With effect from the Transfer Date the Seller will sell and the Buyer (relying on the Warranties) will purchase the Business as a going concern together with the following assets:

2.1.1	the Goodwill;

2.1.2	the Plant;

2.1.3	the Stock;

2.1.4	the benefit (subject to the burden) of the Business Contracts;

2.1.5	the Business Intellectual Property;

2.1.6	the Business Information; and

2.1.7	all the Seller’s rights against third parties including all rights under any of the warranties, conditions, guarantees or indemnities or under the Sale of Goods Act 1979 exclusively relating to any of the Assets and the benefit of all sums to which the Seller is entitled from third parties or insurers in respect of damage to those Assets listed in clauses 2.1.1 to 2.1.6 (inclusive);

but for the avoidance of doubt, excluding the Excluded Assets.

2.2	The Seller will sell the Business and the Assets with full title guarantee free from all Security Interests.

2.3	Title to and beneficial ownership of each of the Assets will pass to the Buyer on Completion.

2.4	For the avoidance of doubt this Agreement shall not operate to assign to the Buyer any liabilities or obligations except as specifically stated in this Agreement or any documents which are in the agreed form.

3	Price

3.1	The price is the total of the Initial Price (as adjusted in accordance with clause 4 and Schedule 12) and the Deferred Price.

3.2	The Initial Price will be paid as follows:

3.2.1	£250,000 of the Initial Price (Deposit) will be paid on the date of this Agreement in accordance with clause 6.1;

3.2.2	£2,792,020 of the Initial Price will be paid on Completion in accordance with clause 8.1.2(b); and

3.2.3	£75,000 of the Initial Price (Retention) will be paid on Completion into the Retention Account in accordance with clause 8.1.2(c).

3.3	The provisions of Schedule 13 apply to the Retention once it has been deposited in the Retention Account. The Buyer and the Seller shall instruct their respective solicitors to open the Retention Account using the Retention Account Opening Form and Mandate Letters.

3.4	The provisions of Schedule 9 apply to the calculation and payment of the Deferred Price.

3.5	Subject to adjustment in accordance with clause 4, the Initial Price will be apportioned as set out in Schedule 1.

4	Completion Statement, Anniversary Statement and Adjustment to the Initial Price

4.1	The Buyer and the Seller will ensure that the Completion Statement is prepared in accordance with Schedule 12.

4.2	If the Actual S&P Value:

4.2.1	is equal to the Initial S&P Value there shall be no adjustment of the Initial Price;

4.2.2	is less than the Initial S&P Value the Seller will repay to the Buyer so much of the Initial Price as is equal to the deficiency, provided always that the Seller shall not be required pursuant to this clause to repay an amount which is more than Initial S&P Value; or

4.2.3	is more than the Initial S&P Value the Buyer will pay to the Seller an additional amount of consideration, such amount being equal to the excess.

4.3	Any payment required to be made under clause 4.2.2 or 4.2.3 will be made in cleared funds by electronic funds transfer within five Business Days of the Completion Statement being agreed, deemed agreed or determined by the Independent Accountants in accordance with Schedule 12 and will be paid, in the case of clause 4.2.2, to the Buyer’s Solicitors and in the case of clause 4.2.3, to the Seller’s Solicitors. The relevant Solicitors are hereby authorised to receive the same and their receipt will be an absolute discharge of the Seller or the Buyer (as the case may be).

4.4	If any Party fails to make full payment under clause 4.2, the outstanding balance of that payment from time to time will bear interest (as well after as before judgment) from the due date for payment in accordance with clause 4.3 to the actual date of payment (both dates inclusive) at the rate of 4 % per annum above the base rate of National Westminster Bank plc from time to time.

4.5	The Buyer and the Seller will ensure that the Anniversary Statement is prepared in accordance with Schedule 12 and clause 4.10.

4.6	If the Anniversary Adjustment:

4.6.1	is zero there shall be no further adjustment of the Initial Price;

4.6.2	is more than zero the Seller will repay to the Buyer so much of the Initial Price as is equal to the excess, provided always that the Seller shall not be required pursuant to this clause to repay an amount which is more than Actual Stock Value; or

4.6.3	is less than zero the Buyer will pay to the Seller an additional amount of consideration, such amount being equal to the excess.

4.7	Subject to clause 4.8, any payment required to be made under clause 4.6.2 or 4.6.3 will be made in cleared funds by electronic funds transfer within five Business Days of the Completion Statement being agreed, deemed agreed or determined by the Independent Accountants in accordance with Schedule 12 and will be paid, in the case of clause 4.6.2, to the Buyer’s Solicitors and in the case of clause 4.6.3, to the Seller’s Solicitors. The relevant Solicitors are hereby authorised to receive the same and their receipt will be an absolute discharge of the Seller or the Buyer (as the case may be).

4.8	Payment obligations under clause 4.6 will first be satisfied from the Retention Account in accordance with Schedule 13.

4.9	If any Party fails to make full payment under clause 4.6, the outstanding balance of that payment from time to time will bear interest (as well after as before judgment) from the due date for payment in accordance with clause 4.7 to the actual date of payment (both dates inclusive) at the rate of 4 % per annum above the base rate of National Westminster Bank plc from time to time.

4.10	In the period between Completion and the Anniversary Date the Buyer shall always use the items of Stock before using similar items acquired by it after Completion. For the purpose of the Anniversary Statement if the Buyer has failed to comply with its obligation under this clause the Unused Stock, the Zero Valued Used Stock, the Unused Stock Value, Zero Valued Used Stock and the Anniversary Adjustment shall be calculated on the basis that they are what they would have been had the Buyer complied with its obligation under this clause.

4.11	The Buyer and the Seller agree that when it is agreed they will both initial the list of Stock prepared for the purpose of the Completion Statement. A copy of such Stock list will be kept by both of them so that it is available for the purpose of the Anniversary Statement. The Buyer and the Seller acknowledge that, subject only to paragraph 6.2 of part 3 of Schedule 12, for the purposes of the Anniversary Statement such Stock list will be conclusive evidence of the Stock.

5	Conditions Precedent

5.1	Completion of this Agreement is conditional upon the Buyer or Seller :

5.1.1	receiving the consent of Davis Instruments Corp to the assignment (conditional on Completion taking place) of the agreement dated 1 December 2002 between the Seller (1) and Davis Instruments Corp (2) (a copy of which is at Folder 2c, Section D.1 of the Disclosure Bundle) from the Seller to the Buyer in accordance with the terms of such agreement or in such other manner or form as the Seller and Buyer may agree;

5.1.2	receiving the consent of Simrad Limited to the assignment (conditional on Completion taking place) of the agreement dated 7 February 2003 between the Seller (1) and Simrad Limited (2) (a copy of which is at Folder 2a, Section 7 of the Disclosure Bundle) from the Seller to the Buyer in accordance with the terms of such agreement or in such other manner or form as the Seller and Buyer may agree;

5.1.3	receiving the consent of Furuno Electric Co. Limited to the assignment (conditional on Completion taking place) of the agreement dated 30 June 2005 between the Seller (1) and Furuno Electric Co. Limited (2) (a copy of which is at Folder 2a, Section 5 of the Disclosure Bundle) from the Seller to the Buyer in accordance with the terms of such agreement or in such other manner or form as the Seller and Buyer may agree;

5.1.4	receiving confirmation from Kelvin Hughes Limited that other than as a result of matters which only become apparent after Completion the identity of the Buyer will not lead it to exercise its rights (under the second paragraph of clause 11.1.3 of such agreement) to terminate the agreement dated 30 June 2005 between the Seller (1) and Kelvin Hughes Limited (2) (a copy of which is at Folder 2a, Section 4 of the Disclosure Bundle);

5.1.5	receiving confirmation from Mitsubishi (or its relevant group company or agent) that: (i) the patent licence (a copy of which is at Folder 2b, Section 6 of the Disclosure Bundle) has been assigned or will be assigned to the Buyer subject only to the Buyer or Seller confirming that the Business and Assets have transferred to the Buyer; or (ii) a replacement of such patent licence has been granted to or will be granted to the Buyer subject only to the Buyer or Seller confirming that the Business and Assets have transferred to the Buyer;

5.1.6	receiving confirmation from the Seller that the two software bugs referred to at Disclosure 41 of the Disclosure Bundle have been resolved and that the testing carried out by the Seller to check that they have been resolved the Seller has carried out following the appropriate testing procedures included in the Seller’s quality approved system;

5.1.7	receiving confirmation from the relevant authority or authorities that the UK product approvals which the Seller has in place at today’s date in relation to each of the Products (such approvals being listed in the document at Folder 2a, Section 13c of the Disclosure Bundle) (UK Approvals) either have been issued or will be issued to the Buyer subject only to the relevant authority or authorities receiving confirmation that the Business and Assets have transferred to the Buyer;

5.1.8	receiving confirmation from the relevant authority or authorities that the Danish product approvals which the Seller has in place at today’s date in relation to each of the Products (such approvals being listed in the document at Folder 2a, Section 13c of the Disclosure Bundle) either have been issued or will be issued to the Buyer subject only to the relevant authority receiving confirmation that the Business and Assets have transferred to the Buyer and/or confirmation that any of the UK Approvals specified by such authority or authorities have been issued;

5.1.9	receiving confirmation from the relevant authority or authorities that the French product approvals which the Seller has in place at today’s date in relation to each of the Products (such approvals being listed in the document at Folder 2a, Section 13c of the Disclosure Bundle) either have been issued or will be issued to the Buyer subject only to the relevant authority receiving confirmation that the Business and Assets have transferred to the Buyer and/or confirmation that any of the UK Approvals specified by such authority or authorities have been issued;

5.1.10	receiving confirmation from the relevant authority or authorities that the German product approvals which the Seller has in place at today’s date in relation to each of the Products (such approvals being listed in the document at Folder 2a, Section 13c of the Disclosure Bundle) either have been issued or will be issued to the Buyer subject only to the relevant authority receiving confirmation that the Business and Assets have transferred to the Buyer and/or confirmation that any of the UK Approvals specified by such authority or authorities have been issued;

5.1.11	receiving confirmation from the relevant authority or authorities that the Greek product approvals which the Seller has in place at today’s date in relation to each of the Products (such approvals being listed in the document at Folder 2a, Section 13c of the Disclosure Bundle) either have been issued or will be issued to the Buyer subject only to the relevant authority receiving confirmation that the Business and Assets have transferred to the Buyer and/or confirmation that any of the UK Approvals specified by such authority or authorities have been issued;

5.1.12	receiving confirmation from the relevant authority or authorities that the Italian product approvals which the Seller has in place at today’s date in relation to each of the Products (such approvals being listed in the document at Folder 2a, Section 13c of the Disclosure Bundle) either have been issued or will be issued to the Buyer subject only to the relevant authority receiving confirmation that the Business and Assets have transferred to the Buyer and/or confirmation that any of the UK Approvals specified by such authority or authorities have been issued;

5.1.13	receiving confirmation from the relevant authority or authorities that the Singaporean product approvals which the Seller has in place at today’s date in relation to each of the Products (such approvals being listed in the document at Folder 2a, Section 13c of the Disclosure Bundle) either have been issued or will be issued to the Buyer subject only to the relevant authority receiving confirmation that the Business and Assets have transferred to the Buyer and/or confirmation that any of the UK Approvals specified by such authority or authorities have been issued;

5.1.14	receiving confirmation from the relevant authority or authorities that the United States (FFC) product approvals which the Seller has in place at today’s date in relation to each of the Products (such approvals being listed in the document at Folder 2a, Section 13c of the Disclosure Bundle) either have been issued or will be issued to the Buyer subject only to the relevant authority receiving confirmation that the Business and Assets have transferred to the Buyer and/or confirmation that any of the UK Approvals specified by such authority or authorities have been issued;

5.1.15	receiving confirmation from the relevant authority or authorities that the Spanish product approvals which the Seller has in place at today’s date in relation to each of the Products (such approvals being listed in the document at Folder 2a, Section 13c of the Disclosure Bundle) either have been issued or will be issued to the Buyer subject only to the relevant authority receiving confirmation that the Business and Assets have transferred to the Buyer and/or confirmation that any of the UK Approvals specified by such authority or authorities have been issued; and

5.1.16	receiving confirmation from the relevant authority or authorities that the Netherlands product approvals which the Seller has in place at today’s date in relation to each of the Products (such approvals being listed in the document at Folder 2a, Section 13c of the Disclosure Bundle) will be issued to the Buyer subject only to the relevant authority receiving confirmation that the Business and Assets have transferred to the Buyer and/or confirmation that any of the UK Approvals specified by such authority or authorities have been issued.

5.2	The Seller and Buyer shall respectively use all reasonable endeavours to ensure the satisfaction of all the Conditions as soon as possible so far as lies within their respective power so to do. As soon as a Condition is satisfied the Party who received notice from the relevant third party that it has been will promptly give written notice of this fact to the Buyer or Seller (as the case may be).

5.3	All costs and expenses relating to obtaining the consents or approvals or other matters referred to in clauses 5.1.1 to 5.1.16 will be borne by the Seller and the Seller shall indemnify the Buyer and keep it indemnified against any such costs and expenses provided always that the obligations of the Seller under this clause 5.3 shall immediately cease in relation to any consent or approval or other matter if the Buyer waives the Condition relating to such consent or approval or other matter.

5.4	The Buyer may waive in writing all or any of the Conditions.

5.5	If all the Conditions are not satisfied or waived in accordance with clause 5.4 on or before 16 April 2007 (or such other date as the Seller and the Buyer in their absolute discretion may agree in writing) this Agreement (save for clauses 5.6, 6 (in relation to to whom the Deposit belongs)and 23 which shall remain in force) shall become null and void and no party shall be entitled to make a claim against any other party in connection with this Agreement save for any claim which arises in respect of clauses 5.6, 6 (in relation to to whom the Deposit belongs) and 23.

5.6	If any of the approvals referred to in this clause 5 are granted to the Buyer and for whatever reason Completion does not take place, the Buyer will (at the Buyer’s expense) do, execute and perform and will procure to be done, executed and performed all such acts, deeds, documents and things as the Seller may require to ensure that any such approvals are reissued in the name of the Seller (or in such name as it may direct) and that they cease to be issued in the name of the Buyer. As security for the performance of its obligations under this clause 5.6, the Buyer hereby irrevocably and unconditionally appoints any director (for the time being) of the Seller severally as its attorney with full power and authority in the Buyer’s name and on its behalf to do, sign and execute all acts, documents or deeds that the attorney, in its absolute discretion, considers necessary or desirable for the performance of these obligations.

6	Deposit

6.1	Upon signing this Agreement the Buyer will pay the Deposit by electronic transfer to the Seller’s Solicitors Account and the Seller’s Solicitors are hereby authorised to receive the same and whose receipt will be an absolute discharge of the Buyer.

6.2	If all the Conditions are satisfied and the Buyer fails to complete the purchase of the Business and the Assets under clause 8 on the Completion Date (other than where it properly rescinds this Agreement pursuant to clause 8.5 or it properly terminates this Agreement pursuant to clause 11.1.2) then the Seller shall be entitled to retain the Deposit and this Agreement (save for clause 5.6, this clause 6 (in relation to to whom the Deposit belongs) and clause 23 which shall remain in force) shall become null and void and no Party shall be entitled to make a claim against any other party in connection with this Agreement save for any claim which arises in respect of clause 5.6, this clause 6 (in relation to to whom the Deposit belongs)and clause 23.

6.3	If:

6.3.1	all the Conditions are not satisfied or waived in accordance with clause 5.4 on or before 16 April 2007 (or such other date as the Seller and the Buyer in their absolute discretion may agree in writing); or

6.3.2	the Buyer rescinds the Agreement pursuant to clause 8.5; or

6.3.3	the Buyer terminates the Agreement pursuant to clause 11.1.2;

the Seller shall refund the Deposit to the Buyer promptly to such bank account as the Buyer may nominate.

7	Exchange

7.1	Exchange will take place at the offices of the Seller’s Solicitors on today’s date (or such other place as the parties may agree), when the following will take place:

7.1.1	the Seller will deliver, or procure delivery, (in the case of items (a) to (d) below at the Property) to the Buyer of:

(a)	the Disclosure Letter; and

(b)	a certified copy of an extract from the minutes of a meeting of the directors of the Seller and Chemring in the agreed form authorising the execution by such party of this Agreement and of any other documentation that may be necessary or desirable arising out of or in connection with this Agreement and appointing the relevant signatory or signatories to sign the same;

7.1.2	against compliance by the Seller with its obligations under clause 7.1.1 the Buyer will deliver, or procure delivery, to the Seller of:

(a)	a certified copy of the minutes of a meeting of the directors of the Buyer and DA in the agreed form authorising the execution by such party of this Agreement and of any other documentation that may be necessary or desirable arising out of or in connection with this Agreement and appointing the relevant signatory or signatories to sign the same;

(b)	a duly countersigned copy of the Disclosure Letter;

(c)	the Legal Opinion duly given by the relevant lawyers;

(d)	evidence satisfactory to the Seller that the Buyer will be able fund the payments this Agreement requires it is to make on Completion and pay the Deposit by electronic transfer to the Seller’s Solicitors Account and the Seller’s Solicitors are hereby authorised to receive the same and whose receipt will be an absolute discharge of the Buyer.

8	Completion

8.1	Subject to clause 5, Completion will take place at the offices of the Seller’s Solicitors on the Completion Date (or such other place as the parties may agree), when the following will take place:

8.1.1	the Seller will deliver, or procure delivery, (in the case of items (a) to (d) below at the Property) to the Buyer of:

(a)	all the Assets capable of passing by delivery (and title to those assets will pass by delivery);

(b)	all documents of title and certificates it may hold exclusively relating to the lawful operation and use of, and all service documents pertaining to the Plant, and the Stock;

(c)	all documents of title, certificates, deeds, licences, agreements and other documents it may hold exclusively relating to the Business Intellectual Property (including any correspondence with the patent and trade mark agents relating to any registered Business Intellectual Property and all registration certificates therefor) and all manuals, drawings, plans, documents and other materials and media it may hold on which the Business Information is exclusively recorded;

(d)	the Business Contracts to the extent they are written;

(e)	the duly executed HBoS Release in the agreed form;

(f)	the Licence duly executed by the Seller;

(g)	duly executed board minutes and written resolution evidencing the change of name of McMurdo Limited, McMurdo Marine Limited, McMurdo Lights Limited and Nova Marine Systems Limited;

(h)	the NAV 7 Licence duly executed by the Seller;

(i)	the Trade Mark Assignment duly executed by the Seller;

(j)	the Transitional Services Agreement duly signed by the Seller; and

(k)	the Patent Assignment duly executed by the Seller

8.1.2	against compliance by the Seller with its obligations under clause 8.1.1 the Buyer will:

(a)	deliver, or procure delivery, to the Seller of:

(i)	the Licence duly executed by the Buyer;

(ii)	the NAV 7 Licence duly executed by the Seller;

(iii)	the Trade Mark Assignment duly executed by the Seller; and

(iv)	the Patent Assignment duly executed by the Seller;

(v)	the Transitional Services Agreement duly signed by the Buyer;

(b)	pay £2,792,020 of the Initial Price by electronic transfer to the Seller’s Solicitors Account and the Seller’s Solicitors are hereby authorised to receive the same and whose receipt will be an absolute discharge of the Buyer; and

(c)	pay the Retention by electronic transfer to the Retention Account.

8.2	The Buyer will not be obliged to complete the purchase of any of the Assets unless the purchase of all the Assets is completed in accordance with this Agreement.

8.3	At Completion the Seller and the Buyer shall sign the Escrow Letter and procure that the Escrow Agents sign and deliver the Retention Account Opening Form and the Mandate Letter to the Escrow Bank.

8.4	The Buyer may, in its absolute discretion, waive any requirement contained in clause 8.1.1. The Seller may, in its absolute discretion, waive any requirement contained in clause 8.1.2.

8.5	If any of the provisions obligations set out in clause 8.1 are not fully complied with on the Completion Date by the Buyer or the Seller (as the case may be) (the “Party in Default”) the Party to whom the relevant obligation is owed may, on one or more occasions, by written notice to the Party in Default

8.5.1	defer Completion to a date not more than 10 Business Days following the intended Completion Date or the next following intended Completion Date if Completion has already been deferred under this Clause (and the provisions of Clause 8 apart from this Clause 8.5 will apply to the deferred Completion); or

8.5.2	proceed to Completion so far as practicable (without prejudice to its rights under this Agreement); or

8.5.3	rescind this Agreement.

8.6	If this Agreement is rescinded pursuant to this clause 8.6, it shall become null and void (save for clauses 5.6, 6 (in relation to to whom the Deposit belongs) and 23 which shall remain in force) and no Party shall be entitled to make a claim against any other party in connection with this Agreement save for any claim which arises in respect of clauses 5.6, 6 (in relation to to whom the Deposit belongs) and 23.

9	Conduct of Business prior to Completion

9.1	Pending the Transfer Date, ownership of the Assets shall be retained by and risk in the Assets shall remain with the Seller.

9.2	Subject to the provisions of clause 9.3, the Seller shall continue to carry on the Business for its own benefit and at its own risk up to the Transfer Date.

9.3	Save in circumstances where in the Seller’s reasonable opinion a failure to take or make the relevant act or omission may prejudice the interests of any company in the Seller’s group, the Seller undertakes to the Buyer that pending the Completion Date unless it has obtained the prior written consent of the Buyer to the contrary (such consent not to be unreasonably withheld or delayed):

9.3.1	the Business will in all material respects continue to be carried on in the same manner as it is presently carried on as regards the nature, scope and manner of conducting it and so as to maintain it as a going concern;

9.3.2	it will not enter into a long term contract (being a contract which cannot be terminated by the Seller on less than 3 months notice) or a contract with an aggregate contract value of more than £25,000 in relation to the Business (provided that where details of any such contract are contained in the Disclosure Letter the Buyer shall be deemed to have given its prior written consent to such contract being entered into);

9.3.3	it will not engage any person as an employee of the Business other than the Employees;

9.3.4	it will not create, issue or grant or agree to create, issue or grant any Security Interest over any of the Assets unless, the Assets will be released from such Security Interest on or prior to the Completion;

9.3.5	there shall be no merger or amalgamation of the Business with any other company or business;

9.3.6	it shall not (and shall procure that no member of the Seller’s Group) directly or indirectly acquire any business which is competitive with any business carried on by the Business;

9.3.7	no scheme of arrangement will be entered into in relation to the Seller;

9.3.8	there shall be no change to the corporate and/or trading names currently used by the Seller;

9.3.9	no resolution for the cessation of business or the winding-up of the Seller shall be proposed, made or take place except in the event of the insolvency of the Seller;

9.3.10	the Seller will not directly request or procure the appointment of a receiver or an administrative receiver of the whole or any part of the Assets;

9.3.11	it will not commence any legal or arbitration proceedings (other than routine debt collection) in relation to the Business;

9.4	Pending Completion or earlier termination of the Agreement pursuant to this Agreement, the Buyer and the Seller will use reasonable endeavours to resolve constructively any issues that arise in relation to the Business so as to achieve an orderly transfer under this Agreement.

9.5	Pending Completion the Seller will, on the Buyer’s reasonable request, give to the Buyer or its professional advisers such facilities and information (including access to Employees) regarding the Business and Assets as it may reasonably request.

9.6	Pending Completion the Seller will have Robert Hill telephone Brian Clayton of the Buyer on a weekly basis to give him a business update in relation to the Business.

9.7	Pending Completion the Seller will provide the Buyer with monthly management accounts (in a form consistent with the Management Accounts) relating to the Business.

10	Warranties

10.1	The Seller warrants to the Buyer in the terms set out in Schedule 2 and acknowledges that the Buyer is entering into this Agreement in reliance on the Warranties.

10.2	The Warranties are given subject only to matters fairly disclosed in the Disclosure Letter and for this purpose fairly disclosed means disclosed in a manner and with sufficient detail to enable a reasonable buyer to make a reasonably informed assessment of the matter concerned.

10.3	Where any Warranty is qualified by “to the best of the Seller’s knowledge and belief” or “so far as the Seller is aware” or other similar qualification, such warranty will be deemed to include additional statements that it has been made after reasonable enquiry of Paul Rayner, Sarah Ellard, Robert Hill and Peter Pridmore of the Seller and the Seller will be deemed to have knowledge only of that information revealed by such enquiries.

10.4	Each of the Warranties is separate and independent of other Warranties.

10.5	The Parties agree that any claims under the Warranties will be limited in accordance with Schedule 3.

10.6	The Seller undertakes that pending Completion it will as soon as reasonably practicable notify the Buyer in writing of any fact, matter or circumstance arising after today’s date of which it becomes aware (such awareness being deemed to be the actual knowledge of Paul Rayner, Sarah Ellard, Robert Hill and Peter Pridmore) which causes any of the Warranties, whether given at today’s date or if they were to be repeated immediately before Completion, to be breached (“Post Exchange Breach”);

11	Buyer’s remedies

11.1	If, on or before Completion the Seller notifies the Buyer that there has been a material breach (as defined in clause 11.4) the Buyer may within 15 Business Days (or longer if extended pursuant to clause 11.5) of receipt of such notice, either:

11.1.1	elect to waive such material breach and proceed to Completion. If the Completion Date has already passed when the Buyer so elects it shall be deemed to be 5 Business Days after the date on which such election is made; or

11.1.2	elect to terminate this Agreement (save for clause 5.6, clause 6 (in relation to to whom the Deposit belongs) and clause 23 which shall remain in force) by serving written notice on the Seller and following such termination the Agreement shall become null and void and no Party shall be entitled to make a claim against any other party in connection with this Agreement save for any claim which arises in respect of clause 5.6, clause 6 (in relation to to whom the Deposit belongs) and clause 23.

11.2	If the Buyer proceeds to Completion having received notice of a material breach (as defined in clause 11.4) it shall be deemed to have irrevocably waived any claim it may have against the Seller in respect of the facts matters and circumstances giving rise to such material breach and the circumstances or consequences which flow from them. If the Buyer terminates this Agreement having received notice of a material breach (as defined in clause 11.4) it shall have no further claim whatsoever against the Seller or Chemring pursuant to this Agreement.

11.3	If, on or before Completion the Seller notifies the Buyer that there has been a Post Exchange Breach which has arisen as a result of an act or omission of the Seller after today’s date and such breach is not a material breach (as defined in clause 11.4) the Buyer shall be entitled to bring claim in respect of such breach provided that for all purposes such claim shall be deemed to be claim for breach of the Warranties. The Buyer shall have no other remedy against the Seller whatsoever in respect of such breach.

11.4	For the purposes of this clause 11 a “material breach” shall mean any Post Exchange Breach in respect of which the quantum of damages is agreed or determined to be in excess of £300,000. If there is a dispute as to whether the relevant Post Completion Breach amounts to a material breach, the Buyer and the Seller shall acting reasonably attempt to agree the level of such quantum. If they have not agreed it within 7 Business Days, either of them may refer the matter for determination by an independent chartered accountant or other suitable expert (the “Expert”) agreed on by them (or appointed by the President for the time being of the Institute of Chartered Accountants of England and Wales on the request of either of them). The Expert shall act as an expert (not an arbitrator) and his determination shall (in the absence of manifest error) be conclusive. The Expert’s fees shall be paid as he determines equitable.

11.5	If the Expert’s determination is sought and he determines that it is a material breach, the 15 Business Day period specified in clause 11.1 shall be deemed to end 5 Business Days after the Expert issues his determination.

11.6	If the Expert’s determination is sought and he determines that it is not a material breach then clause 11.3 applies. If the Completion Date has already passed when his determination is made then it shall be deemed to be 5 Business Days after the date on which the Expert made his determination.

11.7	If :

11.7.1	within the period of 15 Business Days referred to in clause 11.1 there is no agreement and no determination has been sought as to whether the Post Exchange Breach amounts to a material breach; or

11.7.2	the Buyer and Seller have agreed that the Post Exchange Breach amounts to a material breach and the Buyer has not made its election pursuant to clause 11.1; or

11.7.3	the Expert has made a determination of whether the Post Exchange Breach amounts to a material breach and the Buyer has not made its election pursuant to clause 11.1,

then the Buyer shall be deemed to have made the election specified in clause 11.1.1 and the Parties shall proceed to Completion 5 Business Days after the end of such 15 Business Days period.

12	Property

12.1	In accordance with the terms of the Transitional Services Agreement, the Seller shall procure that Chemring grants the Buyer a non-exclusive licence (the “Licence”) to occupy the Property for a period of 9 months from the Completion Date.

13	Employees

13.1	The parties acknowledge and agree that irrespective of any determination by a court of competent jurisdiction to the contrary that the sale and purchase pursuant to this Agreement will constitute a relevant transfer for the purposes of TUPE and accordingly that it will not operate so as to terminate any of the contracts of employment of the Employees and such contracts will be transferred to the Buyer pursuant to TUPE with effect from the Transfer Date which will be the time of transfer under TUPE.

13.2	The Seller undertakes to the Buyer (for itself and as trustee for all other owners for the time being of the whole or any part of the Business and the Assets) to indemnify fully and keep indemnified the Buyer and all other owners referred to in this clause 13.2 against all losses, damages, costs, actions, awards, penalties, fines, proceedings, claims, demands, liabilities (including without limitation any liability to Tax), and expenses (including, without limitation, legal and other professional fees and expenses) which the Buyer or any of such owners may suffer, sustain, incur, pay or be put to by reason or on account of or arising from:-

13.2.1	any claim or other legal recourse by all or any of the Employees in respect of any fact or matter concerning or arising from employment with the Seller prior to the Transfer Date;

13.2.2	any claim or other legal recourse by any trade union or staff association or employee representatives in respect of all or any of the Employees arising from or connected with the failure by the Seller to comply with its legal obligations to such trade union or staff association or employee representatives; and

13.2.3	any act or omission done or omitted to be done by the Seller in relation to the Employees or any other employee of the Seller which by virtue of TUPE is deemed to be an act or omission of the Buyer.

13.3	If any contract of employment or collective agreement not disclosed to the Buyer will have effect as if originally made between the Buyer and any of the Employees or a trade union as a result of the provisions of TUPE:

13.3.1	the Buyer may, within 28 days of the Transfer Date, terminate such contract or agreement forthwith; and

13.3.2	the Seller will indemnify and will keep indemnified the Buyer against all losses, damages, costs, actions, proceedings, claims, demands, liabilities (including, without limitation, any liability to Taxation), and expenses (including, without limitation, legal and other professional fees and expenses) which the Buyer may suffer, incur, sustain, pay or be put to by reason or on account of or arising out of such termination or arising from such contracts of employment or collective agreement before and after the Transfer Date.

13.4	Without prejudice to the other provisions of this clause, the Seller will, at its own expense, give the Buyer such assistance as the Buyer may reasonably require to contest any claim by any person employed in the Business at or prior to Completion resulting from or in connection with this Agreement.

13.5	The Buyer will perform and observe all the employer’s obligations, whether under the contract of employment or otherwise, arising out of or in connection with any employee’s employment including, without limitation, payment for wages or salaries, accrued holiday pay, sick pay, maternity pay, liability to tax, accrued bonuses or commissions and other periodic payment for any period after the Transfer Date.

13.6	The Buyer confirms and acknowledges that it has supplied the Seller in writing with all relevant information for the purposes of Regulation 13 of TUPE on a timely basis in connection with the sale and purchase of the Business.

13.7	The Buyer will indemnify the Seller against each and every cost, claim, liability, expense or demand arising from:

13.7.1	any act or omission of the Buyer in relation to an Employee occurring after the Transfer Date; or

13.7.2	any claim or allegation by an Employee that as a result of the sale of the Business to the Buyer, there has been or will be a significant detrimental change in that Employee’s working conditions.

13.8	If the Seller employs any person in connection with the Business between today’s date and Completion then, if the Buyer’s written consent to this employment has been obtained (but not otherwise) that person is deemed to be an Employee.

13.9	If any person employed in connection with the Business is dismissed or his employment otherwise terminates for any reason between today’s date and Completion then that person is deemed not to be an Employee.

14	Business Contracts

14.1	With effect from the Transfer Date the Buyer will:

14.1.1	become entitled to the benefit of the Seller under the Business Contracts; and

14.1.2	carry out and perform and complete all the obligations and liabilities created by or arising under the Business Contracts (except to the extent that any obligations or liabilities which are attributable to a breach on the part of the Seller or its employees, agents or sub-contractors).

14.2	With effect from the Transfer Date the Seller hereby assigns to the Buyer all the Business Contracts which are capable of assignment without the consent of other parties.

14.3	If any of the Business Contracts cannot be assigned to the Buyer without the agreement of or novation by or consent to the assignment from another party this Agreement will not constitute an assignment or attempted assignment if the same would constitute a breach of such Business Contracts. In the event that consent or novation is required to such assignment:

14.3.1	at the Buyer’s request the Seller will use all reasonable endeavours with the co-operation of the Buyer to procure such novation or assignment on terms reasonably satisfactory to the Buyer;

14.3.2	unless and until any such Business Contract will be novated or assigned the Seller will continue its corporate existence and will hold such Business Contract on trust for the Buyer and its successors in title absolutely and the Buyer will perform all the obligations of the Seller under such Business Contract as the Seller’s sub-contractor (if such sub-contracting is permissible and lawful under the Business Contract in question).

14.4	If the Seller receives any payment in respect of the Business Contracts on or after the Transfer Date the Seller will hold the same as trustee, record such payment separately in its books and will account to the Buyer for the same within 5 Business Days of receipt.

14.5	The Buyer will fully and effectively indemnify the Seller (and keep the Seller so indemnified) against all liabilities, losses, actions, costs, claims, demands and expenses brought or made against or incurred by the Seller in respect of the non-performance or defective or negligent performance by the Buyer of the Business Contracts after the Transfer Date.

14.6	Save as otherwise herein expressly provided, the Seller will fully and effectively indemnify the Buyer (and keep the Buyer so indemnified) against all liabilities, losses, actions, costs, claims, demands and expenses brought or made against or incurred by the Buyer in respect of the non-performance or defective or negligent performance by the Seller of the Business Contracts prior to the Transfer Date

14.7	In relation to the Connectors Licence it is the intention of the Buyer and the Seller that any novation of it will be on the terms (or substantially the terms) of the Connectors Novation. It is the intention of the Buyer and the Seller that the Connectors Novation (or a novation on substantially similar terms) will be entered into on Completion and if ITW Connectors Limited executes such novation on or before Completion the Buyer and the Seller will also execute such novation on Completion. If such novation is not executed by ITW Limited until after Completion, then the Buyer and the Seller will each execute it as soon as reasonably practicable after ITW Limited has executed it.

14.8	If the protest which has been made in the United States by a third party in relation to the US Coast Guard Contract is sustained and the Buyer loses the US Coast Guard Contract, such contract shall cease to be treated as a Customer Contract and the Buyer shall have no claim whatsoever against the Seller or CG in relation to such cessation. The Seller acknowledges that in relation to such protest it is responsible for paying the legal fees involved in defending such protest until such time as the Government Accountability Office (GAO) has made it decision to sustain, dismiss or deny such protest (expected January/February 2007). For the avoidance of doubt, when the GAO has made such decision the Parties agree that neither the Seller nor CG shall have any further obligation relation to such protest.

14.9	Unless agreed otherwise by the Seller and the Buyer, the supply contract with Reactive Data in relation to the flash memory cards (further detail in respect of which is at Disclosure 25 in the Disclosure Letter) shall not be a Business Contract for the purpose of this Agreement and the liability in relation to it will remain with the Seller. If following Completion the Buyer needs to buy flash memory cards of the type referred to in the preceding sentence, it shall first buy them from the Seller (at a price equal to the cost to the Seller) until such time as the Seller has none left in stock. For the avoidance of doubt, subject to the limit specified in paragraph 5.4 of Part 1 of Schedule 12, nothing in this clause shall prevent flash memory cards being included in Stock at a level no greater than they are at in the list of stock at Schedule 14.

14.10	The Seller confirms that any claims (including any claim which may be brought by Furuno for liquidated damages under the relevant contract) by Furuno arising from the breach of the Furuno contract details of which are set out at Disclosure 27 of the Disclosure Letter are the liability of the Seller and the Seller shall indemnify the Buyer and keep it indemnified from any liabilities under the relevant contract to the extent that they arise from such breach.

14.11	The Seller shall indemnify the Buyer and keep it indemnified from any liabilities it may suffer as a result of the Seller not owning the intellectual property rights in the beacon circuit board and the antenna receiver for the SEPIRB (as more particularly described in Disclosure 21) provided always that the Buyer shall not be entitled to make a claim under this indemnity after the sixth anniversary of the Completion Date and provided further that the Buyer shall be under a duty to mitigate its loss in relation to any such claims.

15	Mutual covenants and apportionments

15.1	Save as otherwise herein expressly provided the Seller covenants with the Buyer that the Seller will pay, satisfy, discharge and fulfil all costs, claims, expenses, liabilities, obligations and undertakings whatsoever relating to the Business arising in respect of or by reference to any period up to and including the Transfer Date and will indemnify and hold harmless the Buyer in respect of the same.

15.2	Save as otherwise herein expressly provided the Buyer covenants with the Seller that it will pay, satisfy, discharge and fulfil all costs, claims and expenses, liabilities, obligations and undertakings whatsoever relating to the Business in respect of any period commencing immediately after the Transfer Date and will indemnify and hold harmless the Seller in respect of the same.

15.3	Subject to the remainder of this clause 15, all costs, claims, expenses, liabilities, obligations and undertakings whatsoever (“Remedial Costs”) resulting from any defects in, or alleged defects in, goods or parts of goods sold or supplied or services provided in the course of the Business prior to the Transfer Date shall be the responsibility of the Seller and not the Buyer. For the avoidance of doubt the Seller confirms that any costs arising from any refit instruction given by the Seller in relation to the HRU units (as more particularly described in Disclosure 40 in the Disclosure Letter) shall be its liability (or that of another company in its group) and not the Buyer’s.

15.4	If the Buyer receives notice from a customer of the Business of any defect or alleged defect of the type referred to in clause 15.3 and there is no potential right of recovery for the Seller against a third party, the Buyer shall be entitled to carry out repair or replacement work on behalf of the Seller in relation to such defect or alleged defect provided always that the cost of such repair or replacement does not exceed £250 (excluding VAT). In calculating the cost of such work parts and stock will be charged at cost price and labour shall be charged at the rates the Buyer is entitled to charge under the Transitional Services Agreement for the relevant work. For the avoidance of doubt the Buyer requires the consent of the Seller under clause 15.6 before it initiates a product recall and cannot use its rights under this clause 15.4 to do so.

15.5	To the extent the Buyer carries out work in accordance with clause 15.4, it shall be entitled to recover the costs from the Seller by submitting a monthly invoice at the end of each month together with papers reasonably supporting such invoice and a statement of work carried out in the period to which the invoice relates. The Seller shall pay such invoice within 30 days of receipt.

15.6	If following Completion the Buyer receives notice of claims relating to defects or alleged defects of the kind referred to in clause 15.3, it shall promptly give notice of such claims to the Seller. Save where the relevant costs fall within Clause 15.4, the Buyer shall not take any preventative action in order to avoid claims relating to defects or alleged defects of the kind referred to in Clause 5.2 or carry out any maintenance and/or repair work and/or replace any items in connection with such claims without the prior approval of the Seller or CG (such approval not to be unreasonably withheld or delayed).

15.7	The Buyer shall indemnify the Seller and keep it indemnified against any increase in its liability arising under claims relating to defects or alleged defects of the kind referred to in clause 15.3 where such increased liability arises as a result of work carried out by the Buyer pursuant to this clause 15.

15.8	Save to the extent covered by the Licence or the Transitional Services Agreement, all rents, rates, gas, water, electricity and telephone charges and other outgoings relating to or payable in respect of the Business in its ordinary and normal course up to and including the Transfer Date and all wages, salaries, holiday pay and maternity pay and other outgoings related to the Employees up to and including the Transfer Date shall be borne by the Seller and as from the Transfer Date shall be borne by the Buyer and all rents, royalties and other periodical payments receivable in respect of the Business up to and including the Transfer Date shall belong to and be payable to the Seller and as from the Transfer Date shall belong to and be payable to the Buyer. Such outgoings and payments receivable shall if necessary be apportioned accordingly, provided that any such outgoings or payments receivable which are referable to the extent of the use of any property or right shall as far as practicable be apportioned accordingly to the extent of such use.

15.9	Prepayments and payments in advance made to the Seller on or before the Transfer Date in respect of goods or services to be supplied by the Buyer after Completion shall be payable by the Seller to the Buyer and prepayments and payments in advance made by the Seller in respect of goods ordered but not delivered and services contracted for but not rendered to the Seller in connection with the Business prior to Completion shall be refundable by the Buyer to the Seller. All necessary apportionments shall be made by the Seller and the Buyer.

15.10	The amount of apportionments specified in clauses 15.8 and 15.9 and the balancing payment due either to the Seller or the Buyer (as the case may be) shall be agreed or determined in accordance with clauses 15.8 and 15.9 and Schedule 12 and such balancing payment shall be specified in the Completion Statement. The balancing payment so agreed or determined shall be paid by the relevant party to the other within 5 Business Days of agreement or determination of the Completion Statement.

15.11	To the extent that Lombard Finance invoice the Buyer in respect of any of the Assets the Seller shall either pay such invoice on the Buyer’s behalf or promptly reimburse the Buyer any amount it pays to settle such invoice.

16	Book Debts and Creditors

16.1	The Seller is entitled, for its own account, to collect the Book Debts. The Buyer is under no obligation to collect the Book Debts.

16.2	The Buyer will hold on trust for the Seller any payment which it may receive after the Transfer Date in respect of the Book Debts and will account to the Seller for the same at the end of the week following Completion and thereafter at weekly intervals.

16.3	Any sum received by the Buyer in respect of the Business which is not specifically appropriated by the debtor to a particular transaction will be appropriated first to the oldest debt outstanding (whether due to the Buyer or a Book Debt).

16.4	The Seller will collect the Book Debts in an orderly manner and in a manner which is consistent with the way in which the Seller has collected trade and other debts in the course of carrying on the Business prior to the Transfer Date.

16.5	After the Transfer Date the Seller will pay the Creditors in a manner which is consistent with the way in which the Seller has paid Creditors in the course of carrying on the Business prior to the Transfer Date.

17	Obligations of the Seller and Buyer after Completion

17.1	For the 12 months following Completion, the Seller:

17.1.1	will promptly refer to the Buyer all enquiries relating to the Business and assign to the Buyer all orders relating to the Business, including enquiries relating to orders for any stocks, spares, parts, accessories and other equipment manufactured or sold, or any services provided in connection with the Business, which the Seller may receive after Completion;

17.1.2	will retain for the period required by law, the books, accounts, records and returns of the Seller relating exclusively to or exclusively in connection with the Business and will give to the Buyer reasonable access to such books, accounts, records and returns as the Buyer may reasonably require (including the right to take copies and extracts on reasonable advance notice) and will keep them in good order.

17.2	The Buyer:

17.2.1	will promptly refer to the Seller all enquiries relating to the Retained Business and assign to the Buyer all orders relating to the Retained Business, including enquiries relating to orders for any stocks, spares, parts, accessories and other equipment manufactured or sold, or any services provided in connection with the Retained Business, which the Buyer may receive after Completion;

17.2.2	will retain, for the period required by law, the books, accounts, records and returns of the Buyer relating exclusively to or exclusively in connection with the Business and will give to the Seller reasonable access to such books, accounts, records and returns (insofar as they relate to the pre-transfer Business) as the Seller may reasonably require (including the right to take copies and extracts on reasonable advance notice) and will keep them in good order.

17.3	The Seller will ensure that within one month of Completion, McMurdo Pains Wessex Inc and all other group companies which include the name “McMurdo” will change their respective corporate names so that no longer include the word “McMurdo”.

17.4	The Buyer will allow the Seller to use the name and trade mark “McMurdo” alone or in combination with other words and marks solely for the purposes of:

17.4.1	selling or otherwise supplying any stock of AIS Products manufactured prior to Completion and which carry the McMurdo mark; and

17.4.2	collecting any Book Debts whether relating to the Business or the Retained Business.

18	Restrictive Covenants

18.1	Subject always to clause 18.2, the Seller covenants with the Buyer that it will not and will procure that any other member of the Seller’s Group will not either on its or their own account or through or in conjunction, association or by arrangement with or on behalf of any person or persons whether for its own benefit or that of others and whether directly or indirectly for the period of three years from Completion:

18.1.1	in competition with the Business as carried on at Completion supply products or provide services to any person, firm or company who or which was either at Completion or during the period of 24 months prior to Completion a client or customer of the Business where such goods or services are the same as or similar to or compete with products sold or services provided by the Business to that person, firm or company at or during the period of 24 months prior to Completion;

18.1.2	in competition with the Business as carried on at Completion solicit or endeavour to solicit the custom of or canvas or approach any person, firm or company who or which was either at Completion or during the period of 24 months prior to Completion had been a client or customer of the Business, for the supply of products or the provision of services which are the same as or similar to or compete with those products sold or services provided by the Business to that person, firm or company at or during the period of 24 months prior to Completion;

18.1.3	other than by way of general advertisement solicit or entice away or endeavour to solicit or entice away from the Buyer any officer, manager, or other senior employee who was either at Completion or during the period of 12 months prior to Completion engaged in the Business whether or not such person would commit a breach of his contract of employment by reason of leaving service;

18.1.4	carry on or be engaged, concerned or interested in any business which competes with the Business as the same was carried on at Completion (other than as a holder of securities listed on a recognised investment exchange or provided that such holding will not exceed five per cent of the class of securities of which the said holding forms part); or

18.1.5	employ or conclude any contract for services with any director, senior manager, or senior employee (being an employee with an annual salary of more than £50,000) who worked in the Business at Completion.

18.2	Nothing in this Agreement shall prevent Chemring Australia Pty Ltd, ACN 004 669 452 ABN 96 004 669 452 of Suite 4/1955 Malvern Road, East Malvern, Victoria, Australia 3145 (whose registered office is at 230 Staceys Road Lara Victoria Australia 3212) from carrying on its business in fulfilling:

18.2.1	its obligations under its contract dated 12 July 2005 with Kinetic Technology International Pty Ltd, copy of which is attached to the Disclosure Letter at Folder 2b, Section 7 of the Disclosure Letter; or

18.2.2	any obligations it may have arising as a result of carrying on its business prior to the Transfer Date to the extent that they relate either: (i) to its liabilities in relation services and/or products supplied or sold by it prior to the Transfer Date; or (ii) to the Products.

18.3	Each restriction in clause 18.1 constitutes an entirely independent restriction on the Seller.

18.4	If any restriction in clause 18.1 is determined to be unenforceable in whole or in part, its unenforceability will not affect the enforceability of the remaining restrictions or (in the case of restrictions enforceable in part) the remainder of that restriction.

19	Confidentiality

19.1	The Seller undertakes and will procure that any member of the Seller’s Group will undertake to keep confidential and not at any time to disclose or make known to anyone whatsoever or use for their own or any other person’s benefit all Business Information.

19.2	The obligations imposed by the provisions of clause 19.1 will not apply to the extent that the Business Information in question:

19.2.1	is or comes into the public domain without fault on the part of the party to whom the same was disclosed, or to whose attention the same has come;

19.2.2	was already known to the relevant party at the time the same, was disclosed to it or came to its attention; or

19.2.3	has been lawfully disclosed to the relevant party by a third party;

19.2.4	is required to be disclosed by law; or

19.2.5	is required to be disclosed by a contractual obligation existing at the date of this Agreement.

20	Value Added Tax

20.1	All amounts expressed in this Agreement as being payable by the Buyer are expressed exclusive of any VAT which may be chargeable and the Buyer will pay to the Seller in addition to such amounts an amount equal to any VAT (to include any interest and penalties) for which the Seller is liable to account to HM Revenue and Customs in respect of any supply made by it to the Buyer under or in connection with this Agreement.

20.2	The parties intend that section 49 VATA and paragraph 5 of the Special Provisions Order will apply to the transfer of the Business and the Seller and the Buyer will each use its reasonable endeavours to secure that pursuant to the provisions referred to above the sale of the Business is treated as neither a supply of goods nor a supply of services for the purposes of VAT but as the transfer of a business as a going concern.

20.3	If HM Revenue and Customs do not agree that the sale of the Business pursuant to this Agreement falls within section 49 VATA and paragraph 5 of the Special Provisions Order the Seller will issue to the Buyer a valid VAT invoice in respect of the sale of the Business. The Buyer will forthwith on receipt of such invoice pay to the Seller the VAT (to include any interest and penalties) charged on the sale of the Business in addition to the Price.

20.4	The Seller and the Buyer will give to HM Revenue and Customs such notice of the sale and purchase of the Assets pursuant to this Agreement as may be required by paragraph 11 of Schedule 1 VATA or as may otherwise be required by law.

20.5	The Buyer warrants that it is registered for VAT purposes in the United Kingdom and that it will use the Assets to be transferred under this Agreement with the intention of continuing the Business.

20.6	The Seller warrants that it is duly registered for VAT purposes in the United Kingdom.

20.7	The Seller will as soon as reasonably practicable after the execution of this Agreement request a direction from HM Revenue and Customs under section 49(1)(b) VATA that from and after Completion the Seller will retain and preserve all records relating to the Business which are required to be preserved by paragraph 6 of Schedule 11 VATA. If HM Revenue and Customs gives such a direction, the Seller undertakes to preserve such records for such periods as may be required by law and to allow the Buyer and its agents access to, and to take copies of, such records on a reasonable notice during normal business hours.

21	DA Guarantee

21.1	In consideration of the Seller entering into this Agreement DA unconditionally and irrevocably guarantees to the Seller and its successors, transferees and assigns:

21.1.1	the due and punctual performance and observance by the Buyer of all the Buyer’s obligations; and

21.1.2	the punctual discharge by the Buyer of all the Buyer’s liabilities to the Seller;

contained in or arising under this Agreement, the Transitional Services Agreement, the NAV 7 Licence, the Connectors Novation and the Licence (the Guaranteed Agreements).

21.2	If the Buyer defaults in the payment when due of any amount payable to the Seller under the Guaranteed Agreements DA will immediately on demand by the Seller pay to the Seller the amount payable by the Buyer in the manner prescribed in the relevant Guaranteed Agreement and as if DA were the principal obligor in respect of that amount.

21.3	As an independent and primary obligation and without prejudice to clauses 21.1 and 21.2 DA will unconditionally and irrevocably indemnify and keep fully and effectively indemnified the Seller against all and any losses, costs, claims, liabilities, damages, demands and expenses suffered or incurred by the Seller arising from the failure of the Buyer to comply with any of its obligations or discharge any of its obligations under the Guaranteed Agreements.

21.4	The guarantee and indemnity contained in this clause 21 (DA Guarantee Obligations):

21.4.1	is a continuing guarantee and indemnity and will continue in full force and effect until all liabilities or purported liabilities of the Buyer arising under, and all monies owing or payable or purported to be owing or payable by the Buyer under the Guaranteed Agreements have been paid, discharged or satisfied in full and notwithstanding any insolvency of the Buyer or any change in name or status of the Buyer; and

21.4.2	is in addition to and is not in any way prejudiced by any other security now or subsequently held by the Seller.

21.5	The DA Guarantee Obligations will not be discharged, diminished or in any way adversely affected as a result of any of the following:

21.5.1	any time, consent or waiver given to, or composition made with, the Buyer or any other person;

21.5.2	any amendment to, or replacement of, any Guaranteed Agreement (however fundamental) or any other agreement or security entered into by the Buyer;

21.5.3	the taking, variation, compromise, exchange, renewal, release or refusal or neglect to take, perfect or enforce any rights or remedies against or security over the assets of the Buyer or any other person or any non-observance of any formality or other requirement under any Guaranteed Agreement or any failure to realise the full value of any security;

21.5.4	the release of the Buyer, any other guarantor or other person under the terms of any composition or arrangement, including any corporate or individual voluntary arrangement;

21.5.5	any incapacity, lack of power, authority or legal personality of or dissolution or change in the members or status of the Buyer or any other person;

21.5.6	any unenforceability, illegality or invalidity of any obligation of any person under any Guaranteed Agreement or any other document or security;

21.5.7	any insolvency or similar proceedings; and

21.5.8	any other act, omission, circumstance, matter or thing which, but for this clause 21.5, might operate to release, reduce or otherwise exonerate DA but which would not have discharged a person primarily liable in respect thereof.

21.6	DA may not determine its liabilities under the guarantees and indemnities given in this clause 21.

21.7	The Seller will not be obliged to enforce any other rights, security or claims it may have against the Buyer or any other person before claiming under the guarantees and indemnities given by this clause 21.

21.8	Until all amounts which may be or become payable by the Buyer under or in connection with the Guaranteed Agreements have been irrevocably paid in full DA agrees that it will not exercise any rights which it may have:

21.8.1	to be subrogated to or otherwise to share in any security or monies held, received or receivable by the Seller or, to claim any right of contribution in relation to any payment made by DA under this Agreement;

21.8.2	to enforce any of its right of subrogation, indemnity, or to make any application for quia timet relief against or in respect of the Buyer or DA;

21.8.3	following a claim made on DA under the DA Guarantee Obligations, to demand or accept repayment of any monies due from the Buyer or to claim any set off or counter claim against the Buyer; or

21.8.4	to claim or prove in any liquidation or other insolvency proceeding of or affecting the Buyer or any co-surety in competition with the Seller.

21.9	Following the making of a demand on DA under the DA Guarantee Obligations, DA will (at its own cost) promptly take such steps or action as are referred to in clause 21.8 above as the Seller may from time to time stipulate.

21.10	All amounts payable in respect of the DA Guarantee Obligations will be paid by DA without set off, deduction or counterclaim of any kind being made.

22	CG Guarantee

22.1	In consideration of the Buyer entering into this Agreement CG unconditionally and irrevocably guarantees to the Buyer and its successors, transferees and assigns:

22.1.1	the due and punctual performance and observance by the Seller of all the Seller’s obligations; and

22.1.2	the punctual discharge by the Seller of all the Seller’s liabilities to the Buyer;

contained in or arising under the Guaranteed Agreements.

22.2	If the Seller defaults in the payment when due of any amount payable to the Buyer under the Guaranteed Agreements CG will immediately on demand by the Buyer pay to the Buyer the amount payable by the Seller in the manner prescribed in the relevant Guaranteed Agreement and as if CG were the principal obligor in respect of that amount.

22.3	As an independent and primary obligation and without prejudice to clauses 22.1 and 22.2 CG will unconditionally and irrevocably indemnify and keep fully and effectively indemnified the Buyer against all and any losses, costs, claims, liabilities, damages, demands and expenses suffered or incurred by the Buyer arising from the failure of the Seller to comply with any of its obligations or discharge any of its obligations under the Guaranteed Agreements.

22.4	The guarantee and indemnity contained in this clause 22 (CG Guarantee Obligations):

22.4.1	is a continuing guarantee and indemnity and will continue in full force and effect until all liabilities or purported liabilities of the Seller arising under, and all monies owing or payable or purported to be owing or payable by the Seller under the Guaranteed Agreements have been paid, discharged or satisfied in full and notwithstanding any insolvency of the Seller or any change in name or status of the Seller; and

22.4.2	is in addition to and is not in any way prejudiced by any other security now or subsequently held by the Buyer.

22.5	The CG Guarantee Obligations will not be discharged, diminished or in any way adversely affected as a result of any of the following:

22.5.1	any time, consent or waiver given to, or composition made with, the Seller or any other person;

22.5.2	any amendment to, or replacement of, any Guaranteed Agreement (however fundamental) or any other agreement or security entered into by the Seller;

22.5.3	the taking, variation, compromise, exchange, renewal, release or refusal or neglect to take, perfect or enforce any rights or remedies against or security over the assets of the Seller or any other person or any non-observance of any formality or other requirement under any Guaranteed Agreement or any failure to realise the full value of any security;

22.5.4	the release of the Seller, any other guarantor or other person under the terms of any composition or arrangement, including any corporate or individual voluntary arrangement;

22.5.5	any incapacity, lack of power, authority or legal personality of or dissolution or change in the members or status of the Seller or any other person;

22.5.6	any unenforceability, illegality or invalidity of any obligation of any person under any Guaranteed Agreement or any other document or security;

22.5.7	any insolvency or similar proceedings; and

22.5.8	any other act, omission, circumstance, matter or thing which, but for this clause 22.5 might operate to release, reduce or otherwise exonerate CG but which would not have discharged a person primarily liable in respect thereof.

22.6	CG may not determine its liabilities under the guarantees and indemnities given in this clause 22.

22.7	The Buyer will not be obliged to enforce any other rights, security or claims it may have against the Seller or any other person before claiming under the guarantees and indemnities given by this clause 22.

22.8	Until all amounts which may be or become payable by the Seller under or in connection with the Guaranteed Agreements have been irrevocably paid in full CG agrees that it will not exercise any rights which it may have:

22.8.1	to be subrogated to or otherwise to share in any security or monies held, received or receivable by the Buyer or, to claim any right of contribution in relation to any payment made by CG under this Agreement;

22.8.2	to enforce any of its right of subrogation, indemnity, or to make any application for quia timet relief against or in respect of the Seller or CG;

22.8.3	following a claim made on CG under the CG Guarantee Obligations, to demand or accept repayment of any monies due from the Seller or to claim any set off or counter claim against the Seller; or

22.8.4	to claim or prove in any liquidation or other insolvency proceeding of or affecting the Seller or any co-surety in competition with the Buyer.

22.9	Following the making of a demand on CG under the CG Guarantee Obligations, CG will (at its own cost) promptly take such steps or action as are referred to in clause 22.8 above as the Buyer may from time to time stipulate.

22.10	All amounts payable in respect of the CG Guarantee Obligations will be paid by CG without set off, deduction or counterclaim of any kind being made.

23	Announcements and publicity

23.1	No announcement or circular or other publicity in connection with the subject matter of this Agreement (other than as permitted by this Agreement) will be made by or on behalf of the Seller and the Buyer without the approval of the other as to its content, form and manner of publication (such approval not to be unreasonably withheld or delayed) save that any announcement, circular or other publicity required to be made or issued by any of the parties pursuant to any legal or regulatory authority may be made or issued without such approval.

24	Notices

24.1	Any notice or other communication required to be given under this Agreement must be in writing signed by (or by some person duly authorised by) the person giving it and may be served by delivering it personally or sending it by pre-paid recorded delivery or registered post to the then registered office address of the relevant party (or as otherwise notified by that party in accordance with this clause 24). Any notice so served will be deemed to have been received:

24.1.1	if delivered personally, at the time of delivery; or

24.1.2	in the case of a notice sent by pre-paid recorded delivery or registered post, at the time of delivery.

24.2	In proving service:

24.2.1	by delivery by hand it will be necessary only to produce receipt for the communication signed by or on behalf of the addressee; and

24.2.2	by post it will be necessary only to prove that the communication was contained in an envelope which was duly addressed and posted in accordance with this clause 24.

24.3	For the avoidance of doubt, any notice or communication given under this Agreement will not be validly served if sent by email.

25	Successors, assigns and third parties

25.1	This Agreement will be binding upon and enure for the benefit of each party’s successors. No party to this Agreement can assign or establish a trust of the benefit to this Agreement save that (i) provided that the Seller’s liability under this Agreement (including the Warranties) shall not be increased as a result of such assignment, the Buyer may freely assign the benefit of this Agreement (including the Warranties) to another company in the Buyer’s Group provided that if any such assignee shall leave the Buyer’s Group, prior to leaving it shall re-assign to the Buyer any rights assigned under this clause and (ii) the Seller may assign or novate its rights and obligations under this Agreement to another company in the Seller’s Group and in the case of such novation if the Seller so requires the Buyer and DA will enter into a novation agreement in the form of the Novation Agreement or in such other from as may be agreed between the Parties.

25.2	The Parties agree that (save where may be expressly stated otherwise in this Agreement) for the purposes of the Contracts (Rights of Third Parties) Act 1999 they do not intend any person other than a party to this Agreement to be able to enforce any term of this Agreement.

26	Variation

26.1	No variation of this Agreement will be valid unless made in writing and signed by or on behalf of each of the parties.

27	Waiver

27.1	Any waiver of any provision of this Agreement must be in writing and signed by or on behalf of each of the parties. No failure or delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

27.2	Any waiver by any party of a breach of any provision of this Agreement will not be a waiver of any subsequent breach of the same or any other provision.

27.3	All the Parties’ respective rights and remedies under this Agreement or by law are cumulative so a reference to or the exercise of one remedy does not affect any of the others and any failure to exercise or delay in exercising any rights or remedies, will not operate as a waiver or prevent any further exercise of them.

28	Costs

28.1	The Parties will pay their own costs and expenses in relation to the negotiation, preparation, execution and implementation of this Agreement.

29	Severance

29.1	If any provision of this Agreement will be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable such invalidity or unenforceability will not affect the other provisions of this Agreement which will remain in full force and effect.

30	Further assurance

30.1	The Seller will (at the Seller’s expense) do, execute and perform and will procure to be done, executed and performed all such further acts, deeds, documents and things as the Buyer may reasonably require from time to time in order to carry out, evidence and confirm its rights and the intended purpose of this Agreement in order to vest the Assets in the Buyer on the terms of this Agreement and otherwise to give to the Buyer the full benefit of this Agreement.

30.2	The Buyer will do, execute and perform and will procure to be done, executed and performed all such further acts, deeds, documents and things as the Seller may reasonably require from time to time in order to carry out, evidence and confirm the Seller’s rights and the intended purpose of this Agreement and to give to the Seller the full benefit of this Agreement.

31	Entire Agreement

31.1	This Agreement, the Disclosure Letter, the documents in the agreed form and all agreements entered, or to be entered into, pursuant to the terms of this Agreement or entered into between the Seller and the Buyer in writing and expressly referring to this Agreement:

31.1.1	together constitute the entire agreement and understanding between the parties with respect to the subject matter of this Agreement; and

31.1.2	(in relation to such subject matter) supersede all prior discussions, understandings and agreements between the parties and their agents (or any of them) and all prior representations and expressions of opinion by any party (or its agent) to any other party (or its agent).

31.2	Each of the Parties acknowledges that it is not relying on any statements, warranties or representations given or made by any of them in relation to the subject matter hereof, save those expressly set out in this Agreement, and other documents referred to in clause 31.1, and that it will have no rights or remedies with respect to such subject matter otherwise than under this Agreement (and the documents executed at the same time as it or on Completion or referred to in it) save to the extent that they arise out of the fraud, fraudulent misrepresentation or fraudulent concealment of any party.

32	Counterparts

32.1	This Agreement may be entered into in any number of counterparts, each of which when executed and delivered will be an original, but all the counterparts will together constitute one and the same agreement.

33	Miscellaneous

33.1	The Buyer and DA jointly and severally confirm to the Seller that no member of the Buyer’s Group (including the Buyer and DA) or any of their respective advisers on behalf of any of them is at the date of this Agreement in discussions or negotiations with any third party with a view to acquiring any business which is similar to or is in competition with the Business.

33.2	The Buyer acknowledges that after today’s date the Seller will be discussing the RNLI Contract with RNLI and telling it that the Buyer is keen to become the supplier of choice in relation to the MOB Guardian product. The Buyer confirms to the Seller that following Completion it will act reasonably in negotiating with RNLI with a view to agreeing a formal contract for the Buyer to supply the MOB Guardian product.

34	Applicable law and jurisdiction and remedy

34.1	English law governs this Agreement. Each party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England over any claim or matter arising out of or in connection with this Agreement.

34.2	The only remedy available to a party for breach of any of the provisions of this Agreement is for breach of contract under the terms of this Agreement.

34.3	Nothing in clauses 31, 33.2 or Schedule 3 will operate to limit or exclude any liability for fraud.

35	Post-completion effect

35.1	This Agreement will remain in full force and effect after and notwithstanding Completion in respect of all obligations, agreements, covenants, undertakings or conditions contained in or implied by this Agreement which have not been done, observed or performed at or prior to Completion and all warranties and indemnities contained in or implied by this Agreement (including the Warranties) will continue in full force and effect after and notwithstanding Completion and the parties may take action for any breach of non-fulfilment of any of them after Completion.

In witness wherof this Agreement has been entered into as a Deed on the date stated at the beginning of this Agreement.

Executed by as a Deed by McMurdo Limited acting by	/s/ Paul Rayner Director /s/Sarah Ellard Secretary
Executed by as a Deed by Signature Industries Limited acting by	/s/ David Cairnie Director /s/ Brian Clayton Director
Executed by as a Deed by Digital Angel Corporation acting by	/s/ Kevin McGrath Authorised Signatory /s/ Pat Petersen Authorised Signatory
Executed by as a Deed by Chemring Group Plc acting by	/s/ Paul Rayner Director /s/ Sarah Ellard Secretary